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                                                                      EXHIBIT 11

                              WOOLWORTH CORPORATION

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                   (Unaudited)
                     (in millions, except per share amounts)

                                                                         Thirteen weeks ended
                                                                     -----------------------------
                                                                     April 26,           April 27,
                                                                       1997                1996
                                                                     ---------            -------
FINANCIAL STATEMENT PRESENTATION

Weighted-average number of common shares outstanding                     134.1              133.1
                                                                     =========            =======

Net income/(loss)                                                    $       1            $   (22)
Less:  Preferred dividends                                                  --                 --
                                                                     ---------            -------
Net income/(loss) applicable to common shares                        $       1            $   (22)
                                                                     =========            =======

Net income/(loss) per share of common stock                          $    0.01            $ (0.17)
                                                                     =========            =======


PRIMARY(1)

Weighted-average number of common shares
  outstanding and common share equivalents                               135.2              133.1
                                                                     =========            =======

Net income/(loss) applicable to common shares                        $       1            $   (22)
                                                                     =========            =======

Primary net income/(loss) per share of common stock                  $    0.01            $ (0.17)
                                                                     =========            =======


FULLY DILUTED (1) (2)

Weighted-average number of common shares outstanding
  and fully diluted common share equivalents                             135.2              133.6
Assumed conversion of preferred stock                                       --                0.5
                                                                     ---------            -------
Adjusted weighted-average number of  common
  shares and common share equivalents                                    135.2              134.1
                                                                     =========            =======

Net income/(loss) applicable to common shares                        $       1            $   (22)
                                                                     =========            =======

Fully diluted net income/(loss) per share of common stock            $    0.01            $ (0.16)
                                                                     =========            =======
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(1)     This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(2) This calculation is submitted for the 1996 loss in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.